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                                                                      EXHIBIT 21

                                     KEYCORP
               SUBSIDIARIES OF THE REGISTRANT AT DECEMBER 31, 2004

                                 JURISDICTION
                               OF INCORPORATION
        SUBSIDIARIES(a)         OR ORGANIZATION    PARENT COMPANY
-----------------------------  ----------------  -------------------
KeyBank National Association    United States        KeyCorp

(a) Subsidiaries of KeyCorp other than KeyBank National Association are not listed above since, in the aggregate, they would not constitute a significant subsidiary. KeyBank National Association is 100% owned by KeyCorp.